Exhibit 99.1

For Immediate Release

For further information, contact:

David Dunlap, CFO	Stephen D. Axelrod, CFA
Socket Communications, Inc.	Wolfe Axelrod Weinberger Associates, LLC
(510) 744-2735	(212) 370-4500
email: dave@socketcom.com	email: steve@wolfeaxelrod.com

Socket Communications Reports First Quarter Revenue of $6.0 million
Mobile Bar Code Scanning Sales Affected Results

Newark, CA, April 20, 2005 - Socket Communications, Inc. (NASDAQ: SCKT), the Mobile Connection™ Company, today reported revenue for the first quarter ended March 31, 2005 of $6.0 million. First quarter revenue decreased 11 percent compared to revenue of $6.7 million for the same quarter a year ago and decreased 7 percent compared to revenue of $6.5 million for the previous quarter. Net loss applicable to common stockholders for the first quarter was ($0.4) million, or ($0.01) per share, compared to net income applicable to common stockholders for the first quarter a year ago of $40,000 or $0.00 per share and net income for the previous quarter of $116,000 or $0.00 per share.

The balance sheet at March 31, 2005 included cash of $7.2 million, a current ratio of 1.6 to one, equity of $16.6 million and no long term debt.

The Company received orders of $7.6 million during the quarter, of which approximately $6.0 million met the criteria for revenue recognition. $0.8 million was shipped to distributors but revenue recognition was deferred as the products remained in distributor inventories at quarter-end, and $0.8 million increased the Company's backlog. The backlog of orders as of the end of March and shippable in the second quarter was $2.0 million.

"Despite our disappointment of not meeting our revenue growth expectations during the first quarter, we have maintained our margins, managed our expenses, and increased our cash," said Kevin Mills, President and Chief Executive Officer of Socket Communications. "We believe that the combination of growing and expanding mobile device markets, our extensive family of connectivity and data collection products to support these markets and a growing number of productivity-enhancing enterprise applications for mobile devices will fuel our return to revenue growth and profitability."

"The increasing pace of orders, although not reflected in our first quarter revenue, is a good indicator that our markets are responding to the new generation of Pocket PCs. Bar code scanning product sales, in particular, have an extended sales cycle that typically requires the integration of handheld computers, software applications and our bar code scanning products and involves extensive customer qualifications, field trials and extended deployments. Our pipeline of bar code scanning opportunities continues to grow and we expect revenue growth in this product family to resume in the second quarter."

"We recently announced that we will expand the markets we serve to include Symbian-based Series 60 and Series 80 SmartPhones and Blackberry handheld devices with Bluetooth Wireless Technology from Research-In-Motion (RIM). Our bar code scanning software for Symbian is now available free of charge online on Socket's website. We also announced a partnership with gate5 to bundle our GPS hardware with gate5's smart2go Mobile Navigator software. The software is designed to work on Symbian-based Series 60 and Series 80 SmartPhones and on Windows Mobile PDAs and will begin shipping in the second quarter. In addition, we are developing a version of our SocketScan bar code scanning software to enable bar code scanning on RIM Blackberry devices with Bluetooth wireless technology."

"We also plan to release during the second quarter our Wi-Fi Companion, an intuitive graphical software application with advanced tools that greatly improves the user's experience with WLAN connectivity, including finding and accessing networks. This companion software product is designed to work with most major WLAN software programs on Windows Mobile Pocket PCs."

Additional Financial Information

The Company's balance sheet at March 31, 2005 included cash of $7.2 million, a net increase of $1.2 million from cash balances at December 31, 2004. Sources of cash consisted of working capital changes of $1.3 million (consisting of reductions in inventory, increases in accounts payable and increases in deferred income on shipments to distributors) and increased borrowings of $0.2 million on the Company's bank line of credit. Cash of $0.2 million was used to fund the operating loss and $0.1 million was used for investment in property and equipment.

Revenue by Product Family in millions of dollars was as follows:

Product Family	Q1 2005 Revenue (millions)	% Growth (Decline) over Q4 2004	% Growth (Decline) over Q1 2004
Bar Code Scanning Products	$2.1	(23%)	(12%)
Connectivity Products	2.1	16%	(19%)
Embedded Products	0.9	(12%)	6%
Peripheral Connection Products	0.9	(3%)	0%
Totals	$6.0	(7%)	(11%)

Q1 2005 revenue compared to Q4 2004 revenue: Bar code scanning sales declined across all products. Increases in Connectivity Product sales were primarily due to growth in Ethernet, Wireless LAN and Bluetooth Plug-in products. Embedded Products revenue growth in Bluetooth module sales were offset by lower sales of interface chips. Peripheral Connection Product revenue is a legacy product which followed its historical pattern of flat revenue to slight declines.

Q1 2005 revenue compared to Q1 2004 revenue: Bar code scanning sales declined across all products except the Cordless Hand Scanner with Bluetooth technology which began shipping in the second quarter of 2004. Declines in Connectivity Products revenue reflected declines in wireless LAN and Bluetooth Plug-in Products as new Pocket PCs have a higher percentage of these products built in, and a decline in GPS product sales. These declines were partially offset by increases in Ethernet, modems and accessory products, including the Mobile Power Pak introduced in the fourth quarter of 2004.

Gross profit for the first quarter of 2005 was $3.0 million, or 51 percent of revenue, compared to $3.3 million or 51 percent of revenue for the previous quarter and $3.4 million or 51 percent of revenue for the first quarter one year ago. The Company has maintained its margins by aligning cost reductions with the pricing of its products.

Research and development expense was $0.9 million in the first quarter of 2005 compared to $0.9 million in the fourth quarter of 2004 and $0.9 million in the first quarter of 2004. The Company has maintained its level of engineering resources, which is the primary determinant of research and development expense.

Sales and marketing expense was $1.6 million in the first quarter of 2005 compared to $1.5 million in the fourth and first quarters of 2004. The increase in the first quarter of 2005 reflects higher compensation expense from an increase in sales and marketing headcount, increased travel expense and increased expense for trade show participation.

General and administrative expense was $0.8 million in the first quarter of 2005 compared to $0.6 million in the fourth quarter of 2004 and $0.8 million in the first quarter of 2004. The increase over the fourth quarter of 2004 reflects the costs of the audits of the Company's financial statements and internal controls as mandated by Sarbanes-Oxley Section 404. The first quarter of 2005 compared to the same quarter a year ago included higher audit costs in the first quarter of 2005 due to the audit of internal accounting controls and the timing of the audit work on the financial statements. The first quarter of 2004 also included the costs of defending a patent infringement lawsuit which was dismissed in the third quarter of 2004.

Preferred stock dividends were $12,000 in the first quarter of 2005 compared to $12,000 in the fourth quarter of 2004 and $13,000 in the first quarter of 2004 and reflect declining preferred stock balances outstanding resulting from conversion of preferred stock into common stock. The dividends relate to the issuance of $2.0 million in Series F convertible preferred stock in March 2003, of which 70 percent was converted to common stock at December 31, 2004 and March 31, 2005.

Conference Call and Webcast
Management of Socket will hold a conference call today at 2 p.m. Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay on www.ccbn.com, or participants may join the call by telephone at (800) 257-1836 or (303) 262-2050. A replay will be available for one week at (800) 405-2236 or (303) 590-3000, passcode 11028829# and a transcript of the call will be posted on Socket's website at www.socketcom.com within a few days.

About Socket Communications
Socket Communications, Inc., the Mobile Connection™ Company, provides a broad range of connectivity and data collection products for mobile devices using Microsoft's Windows Mobile, CE, XP, and Palm, RIM, and Symbian-based operating systems. These mobile devices include PDAs, SmartPhones, Tablet PCs and notebooks that support standard expansion mechanisms. Socket's Mobility Friendly™ products are feature-rich while promoting ease of use and lead the market with the smallest footprint and the most Battery Friendly® power consumption in their class. Socket's Development Services team provides hardware developers with solutions using mobilityIC™ interface chips, KwikBlue™ modules with embedded Bluetooth® Wireless Technology, as well as other technologies implemented in Socket's wide range of products. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or www.socketcom.com.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements forecasting future financial results and operating activities, market acceptance of our products, expectations for general market growth of handheld computers and other mobile computing devices, growth in demand for our products, expansion of the markets that we serve, adoption of our embedded products by third-party manufacturers of electronic devices, and the timing of the introduction and availability of new products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk of delays in the availability of new products due to technological, market, or financial factors including the availability of necessary working capital, our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, the integration of our products in third party hardware and software solutions; product delays associated with new model introductions and product changeovers, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and Wireless LAN and of our related connection and data collection products, the ability of our strategic partnerships to benefit our business as expected, our ability to enter into additional distribution relationships, or the other factors described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Mobility Friendly, MyNavigator and KwikBlue are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. All other trademarks and trade names contained herein may be those of their respective owners. © 2005, Socket Communications, Inc. All rights reserved.

- Financial Statements follow -

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three Months Ended March 31,
	2005	2004
Revenue	$ 5,982	$ 6,743
Cost of revenue	2,934	3,311
Gross profit	3,048	3,432
Gross profit percent
	51%	51%
Research and development	889	924
Sales and marketing	1,635	1,519
General and administrative	833	847
Amortization of intangibles	95	92
Total operating oxpenses
	3,452	3,382
Interest (income) expense, net	(12)	(3)
Net (loss) income	(392)	53
Preferred stock dividends	(12)	(13)
Net (loss) income applicable to common stockholders	$ (404)	$ 40
Net income (loss) applicable to common stockholders per share: Basic Diluted	$ (0.01) $ (0.01)	$ 0.00 $ 0.00
Weighted average shares outstanding: Basic Diluted	30,155 30,155	29,934 34,479

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	March 31, 2005 (Unaudited)	December 31, 2004*
Cash	$ 7,181	$ 5,932
Accounts receivable	4,028	4,009
Inventories	2,527	2,941
Other current assets	172	160
Property and equipment, net	478	479
Goodwill	9,798	9,798
Intangible technology	857	952
Other assets	128	129
Total assets	$ 25,169	$ 24,400

Accounts payable and accrued liabilities	$ 3,741	$ 3,350
Bank line of credit	3,213	2,949
Deferred income on shipments to distributors	1,569	1,056
Capital leases/other non-current liabilities	82	93
Common and convertible preferred stock	50,642	50,626
Accumulated deficit	(34,078)	(33,674)
Total liabilities and equity	$ 25,169	$ 24,400
*Derived from audited financial statements.

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